UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                           Fremont General Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  A357288 10 9
-------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement./ / A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                                                             Page 1 of 5 Pages

-----------------------                                      ------------------
CUSIP No. A357288 10 9                 13G                    Page 2 of 5 Pages
-----------------------                                      ------------------
-------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Maurine H. McIntyre TR The Padaro Trust
-------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)   | |
                                                                  (b)   |X|
-------------------------------------------------------------------------------

    3       SEC USE ONLY

-------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------

                                5      SOLE VOTING POWER

         NUMBER OF                     990,000**
           SHARES               -----------------------------------------------
        BENEFICIALLY
          OWNED BY              6      SHARED VOTING POWER
            EACH
         REPORTING                     -0-
        PERSON WITH             -----------------------------------------------

                                7      SOLE DISPOSITIVE POWER

                                       990,000**
                                -----------------------------------------------

                                8      SHARED DISPOSITIVE POWER

                                       -0-

                                -----------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            990,000** shares held in trust
            Reporting person is trustee and life beneficiary under trust
-------------------------------------------------------------------------------

   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*

            x
-------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.8%
-------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

            IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT

** Adjusted to reflect the Company's ten percent stock dividend paid on June 15, 1995 and does not reflect the Company's three-for-two stock split to be paid on February 7, 1996.

----------------------                                        -----------------
CUSIP No. A357288 10 9                                        Page 3 of 5 Pages
----------------------                                        -----------------

ITEM 1.

         (a)      NAME OF ISSUER:  Fremont General Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2020 Santa Monica Boulevard, 6th Floor
                  Santa Monica, California 90404

ITEM 2.

         (a)      NAME OF PERSON FILING:

                  Maurine H. McIntyre TR The Padaro Trust

         (b)      ADDRESS OF PRINCIPAL OFFICE:

                  120 North Hudson Avenue
                  Los Angeles, California 90004

         (c)      CITIZENSHIP:  United States

         (d)      TITLE OF CLASS OF SECURITIES:  Common Stock

         (e)      CUSIP NUMBER:  A357288 10 9

ITEM 3.           NOT APPLICABLE

ITEM 4.

         (a)      AMOUNT BENEFICIALLY OWNED:

                  990,000** shares held in trust
                  Reporting person is the trustee and life beneficiary under the trust

         (b)      PERCENT OF CLASS:  5.8%

--------
** Adjusted to reflect the Company's ten percent stock dividend paid on June 15, 1995 and does not reflect the Company's three-for-two stock split to be paid on February 7, 1996.

----------------------                                        -----------------
CUSIP No. A357288 10 9                                        Page 4 of 5 Pages
----------------------                                        -----------------


(c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


        (i) Sole power to vote or to direct the vote:                 990,000**
       (ii) Shared power to vote or to direct the vote:                   -0-
      (iii) Sole power to dispose or direct the disposition of:       990,000**
       (iv) Shared power to dispose or direct the disposition of:         -0-

ITEM 5.           NOT APPLICABLE

ITEM 6.           NOT APPLICABLE

ITEM 7.           NOT APPLICABLE

ITEM 8.           NOT APPLICABLE

ITEM 9.           NOT APPLICABLE








--------
** Adjusted to reflect the Company's ten percent stock dividend paid on June 15, 1995 and does not reflect the Company's three-for-two stock split to be paid on February 7, 1996.

----------------------                                        -----------------
CUSIP No. A357288 10 9                                        Page 5 of 5 Pages
----------------------                                        -----------------


ITEM 10.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  February 8, 1996



                                                     /s/ Maurine H. McIntyre
                                                     -----------------------
                                                     Maurine H. McIntyre